CoConnect, Inc. Board of Directors Appoints New Management; Changes Corporate Name to Sunshine Mining Group, Inc.

Tuesday, October 5, 2010, 12:00 pm PST

Sunshine to Aggressively Pursue Mining Opportunities Worldwide.

San Diego, CA- Sunshine Mining Group, Inc. (the “Company”, formerly known as CoConnect, Inc.) (OTCBB: CCON), a fully reporting shell company, announced today that its Board of Directors have taken the following actions to continue with the Company’s restructuring plans and prepare the company for operations in the global mining arena:

1.
The Company has appointed Mr. Marc Applbaum, Esq. to the positions of President and Director of the Company in an effort to add additional due diligence and operational capabilities. A copy of his biography will be filed with the United States Securities and Exchange Commission, along with this press release in a Form 8-K made available for viewing at www.sec.gov;

2.
Pursuant to Board and shareholder approval, the Company’s Articles of Incorporation will be amended and the name of the Company will be changed to “Sunshine Mining Group, Inc.” The Board believes the name change will more accurately reflect the Company’s current business focus;

3.
An application and notification of the name change will be made to FINRA and the Company expects that its stock trading symbol will change soon thereafter subject to FINRA review and approval.  The Company will alert the public marketplace at the time such change takes place; and

4.	The Company will relocate its corporate offices to 1136 6th Avenue, San Diego, California 92101.

About Sunshine Mining Group, Inc.

Sunshine Mining Group, Inc. is fully reporting and audited development stage shell company that intends to actively pursue operations and opportunities in the mining sector.

Forward Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Sunshine’s ability to find and acquire accretive assets that result in the Company becoming a non-shell business.  These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Sunshine, including consulting with a FINRA registered representative prior to making such decision. Sunshine undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Sunshine’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Sunshine’s success are more fully disclosed in Sunshine’s most recent public filings with the U.S. Securities and Exchange Commission.

Contact:

Sunshine Mining Group, Inc.
Marc Applbaum, Esq., President
(619) 796-2721